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                                                                    EXHIBIT 99.3

                                                                    NEWS RELEASE
________________________________________________________________________________
[UNION TEXAS PETROLEUM LOGO]
                                                       1330 Post Oak Boulevard
                                                       P. O. Box 2120
                                                       Houston, Texas 77252-2120
                                                       (713) 623-6544

Contact: Carol L. Cox
         (713) 968-2714

             UNION TEXAS PETROLEUM AND PARTNERS ANNOUNCE UPDATE OF
                    OFFSHORE ARGENTINA 1995 DRILLING PROGRAM


         Houston, April 28, 1995 -- Union Texas (Argentina) Ltd., a subsidiary of Union Texas Petroleum Holdings, Inc., and its partners YPF Sociedad Anonima and Perez Companc today announced the results of the first of two exploration wells planned to be drilled offshore Argentina in 1995. Union Texas, as operator, said the Corona Austral No. 1 well was unsuccessful and has been plugged and abandoned. Located on the 4.4 million-acre Cuenca Colorado Marina-1 block in the South Atlantic Ocean, the well reached a total depth of 12,218 feet (3,725 meters). The objective interval which was found in the venture's 1994 Cruz del Sur exploration well was absent in the Corona Austral well. No flow tests were conducted on the Corona Austral well.

         Union Texas said the drilling rig currently is preparing to drill the venture's second 1995 exploration well, the Estrella No. 1. The second well is located approximately 56 miles (90 kilometers) west-northwest of the Corona Austral well. The Estrella well is expected to be drilled to approximately 13,775 feet (4,200 meters).


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         In mid-1994, Union Texas and its partners drilled the initial exploration well on the Cuenca Colorado Marina-1 block. The Cruz del Sur No. X-1 well, which is located about 6 miles southwest of the Corona Austral well, was drilled to a depth of 14,069 feet (4,288 meters). The Cruz del Sur well did not find commercial quantities of crude oil, but encountered hydrocarbon shows over a gross interval of 2,460 feet (750 meters). Reservoir formation tests yielded 39 degree API gravity oil.

         The block is situated about 155 miles offshore in the South Atlantic Ocean, about 310 miles south of Buenos Aires. Water depths range from 300 to 3,000 feet with most prospects within 600 feet. Union Texas has a 50% working interest in the block. YPF, the former Argentine national oil company, has a 35% working interest in the block, with Perez Companc, a large Argentine company with diversified interests, holding the remaining 15% working interest.

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.


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